Exhibit 10(iii)(A)(86)

THE INTERPUBLIC GROUP OF COMPANIES, INC. 2009 PERFORMANCE INCENTIVE PLAN

PERFORMANCE SHARE AWARD AGREEMENT

THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware corporation (the “Company”), hereby grants to the Participant named below a Performance Share Award (the “Award”) to be settled in cash and/or shares of the Company’s common stock (the “Shares”). The terms and conditions of this Award are set forth in this Award Agreement (this “Agreement”), and The Interpublic Group of Companies, Inc. 2009 Performance Incentive Plan (the “Plan”), which is attached hereto as Exhibit A.

Date of Award	< >	Participant’s Name	< >

Target Number of Shares to be Awarded Upon Vesting	< >

Performance Period	to .
Vesting Date	Subject to the the (i) provisions of the Plan and (ii) Participant’s execution of the non-solicitation and non- service agreement that is attached hereto as Exhibit B, the scheduled vesting date is the anniversary of the Date of Award, or such later date as specified in the following paragraph.

Notwithstanding any other provision of this Agreement, if the audit to the Company’s consolidated financial statements for the years included in the Performance Period (the “Audited Financials”) has not been completed more than fifteen (15) days prior to the date specified above, the vesting date shall be delayed until the earlier of (i) the thirtieth (30th) day after the completion of the Audited Financials for the years included in the Performance Period or (ii) the date the Actual Shares Awarded (as defined below) are delivered. Unless the Committee or its designee determines otherwise in its sole discretion, any portion of this Award that is not vested on the date the Participant ceases to be an employee of the Company and its Affiliates shall be forfeited.

Actual Shares Awarded	The “Actual Shares Awarded” (to the extent vested) shall be between 0 and times the “Target Number of Shares to be Awarded Upon Vesting,” as determined by the Committee based on performance against the financial metrics described in the Award Letter from Interpublic (the “Performance Criteria”). [Form of Actual Payment Amount may be made in cash, Shares, or a combination as prescribed in Section 7(b) of the Plan].
Payment Date	Subject to the provisions of the Plan, the Actual Shares Awarded (to the extent vested) shall be paid to the Participant during the calendar year prescribed by Section 7(b) of the Plan, no later than the last day of the “applicable 2 1/2 month period,” as defined in Treas. Reg. Section 1.409A-1(b)(4)(i)(A).

The provisions of the Plan are incorporated herein by reference. All capitalized terms that are not defined in this Agreement have the meanings set forth in the Plan. Except as expressly provided herein, in case of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

Please (i) review the rest of this Agreement, the Plan document and the non-solicitation and non-service agreement attached hereto as Exhibit B, and (ii) execute the Agreement and Exhibit B by checking the box below.

By checking the box below, you are effectively executing and agree to be bound by the terms and conditions of (i) this Agreement (including the terms under “Forfeiture of Award”) and (ii) the non-solicitation and non-service agreement attached hereto as Exhibit B.

THE INTERPUBLIC GROUP OF COMPANIES, INC.

Fabrizio Alcobe-Fierro

Senior Vice President, Global Compensation

I have read this Agreement, the Plan, and Exhibit B and I understand and agree to their terms and conditions.

Participant’s Signature, to be provided electronically

THE INTERPUBLIC GROUP OF COMPANIES, INC. 2009 PERFORMANCE INCENTIVE PLAN

PERFORMANCE SHARE AWARD AGREEMENT

The following terms and conditions supplement the terms of the Plan:

Achievement of Performance Criteria	Subject to the terms of the Plan, the Committee shall have sole and exclusive discretion to determine whether and the extent to which the applicable Performance Criteria have been achieved, and the corresponding number of Actual Shares Awarded. Except in the case of death, Disability, or a Change of Control, no payment shall be made pursuant to this Award unless the Committee has certified in writing that the Performance Criteria and all other material terms of the Award have been satisfied.
Tax Withholding	As set forth in the Plan, the Company may be required to withhold income and employment taxes when Shares are transferred to the Participant. The Company will withhold the necessary number of shares to pay such taxes, unless the Participant indicates via the Company’s stock plan administrator, currently UBS Financial Services, no later than two (2) business days prior to the vesting date that he/she will pay the taxes in another manner. In any event, the Participant remains responsible at all times for paying any income and employment taxes with respect to this Award. If the Participant relocates to another jurisdiction, the Participant is responsible for notifying the Company of such relocation and is responsible for compliance with all applicable tax requirements. Neither the Company nor any of its affiliates is responsible for any liability or penalty relating to taxes (including excise taxes) on compensation (including imputed compensation) or other income attributed to the Participant (or a Beneficiary) pursuant to this Agreement, whether as a result of the Participant failing to make timely payments of tax or otherwise.
Compliance with Local Laws	Notwithstanding anything to the contrary contained in this Agreement, the Company may, in its sole discretion, settle any vested award in the form of a cash payment to the extent settlement in Shares is prohibited under local law, or would require the Participant, the Company or the employer to obtain the approval of any governmental and/or regulatory body in the Participant’s country of residence (or country of employment, if different).
Forfeiture of Award	Before accepting this Award, the Participant must disclose to the Company in writing all grants to the Participant of options, shares and other equity rights with respect to any Subsidiary of the Company (“Subsidiary Grants”) that are still outstanding. Failure to disclose in writing the existence of any such outstanding Subsidiary Grants shall result in immediate cancellation and forfeiture of the Award set forth in this Agreement, unless the Compensation Committee determines in its sole discretion that such failure was reasonable under the circumstances.
Interpretation and Construction	This Agreement and the Plan shall be construed and interpreted by the Committee, in its sole discretion. Any interpretation or other determination by the Committee (including, but not limited to, correction of any defect or omission and reconciliation of any inconsistency in the Agreement or the Plan) shall be binding and conclusive.
Entire Understanding	This Agreement, the Award Letter from Interpublic, the terms of the Plan and the non-solicitation and non-service agreement attached hereto as Exhibit B constitute the entire understanding between the Participant and the Company and its Affiliates regarding this Award. Any prior agreements, commitments, or negotiations concerning this Award are superseded.